Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G, dated May 20, 2022, with respect to the common stock, par value $0.01 per share, of Hanover Bancorp, Inc., a New York corporation, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: May 20, 2022

CASTLE CREEK CAPITAL PARTNERS VIII, LP

By:	/s/ John Pietrzak
Name:	John Pietrzak
Title:	Managing Principal

CASTLE CREEK CAPITAL VIII LLC

By:	/s/ John Pietrzak
Name:	John Pietrzak
Title:	Managing Principal